UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 19, 2010

(Date of earliest event reported)

TECHWELL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-52014	77-0451738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

408 E. Plumeria Drive, San Jose, California 95134

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 435-3888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 7.01  Regulation FD Disclosure

On March 22, 2010, Techwell, Inc. (“Techwell”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Intersil Corporation (“Intersil”) and Navajo Merger Sub, Inc., an indirect wholly-owned subsidiary of Intersil (“Purchaser”), pursuant to which Purchaser agreed, subject to the terms and conditions of the Merger Agreement, to commence a cash tender offer to acquire all shares of common stock, par value $0.001 per share, of Techwell (“Techwell Common Stock”) that are outstanding and the associated preferred stock purchase rights (the “Techwell Rights”) issued in connection with and subject to the Rights Agreement, dated August 4, 2009, between Techwell and Computershare Trust Company, N.A. (which Techwell Rights, together with the shares of the Techwell Common Stock are herein referred to as the “Shares”), at a purchase price of $18.50 per Share (the “Offer”).  Purchaser commenced the Offer on March 30, 2010.  In connection with the commencement of the Offer, Techwell filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission (the “SEC”) on March 30, 2010 (the “Schedule 14D-9”).  The Offer is subject to certain closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.  As soon as practicable following the completion of the Offer, Purchaser will merge with and into Techwell (the “Merger”). Following the consummation of the Merger, Techwell will be a wholly-owned subsidiary of Intersil.

As previously announced by Techwell, on April 1, 2010, a purported class action lawsuit, Mike Tamashiro v. Techwell, Inc., et al., was filed in the Superior Court of California, Santa Clara County against Techwell, current members of Techwell’s Board of Directors and certain officers of Techwell, Intersil and Purchaser.   On April 19, 2010, Techwell entered into a memorandum of understanding with plaintiffs and the other defendants to settle the Tamashiro lawsuit, subject to court approval.

As part of the settlement, the defendants deny all allegations of wrongdoing and deny that the previous disclosures were inadequate but Techwell agreed to make available certain additional information to its stockholders in Amendment No. 3 to the Schedule 14D-9 (“Amendment No. 3”), which Techwell filed with the SEC on April 19, 2010.  This additional information is also set forth below in Item 8.01 of this Form 8-K.  The memorandum of understanding further contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to members of the proposed settlement class. If finally approved by the court, the settlement will resolve all of the claims that were or could have been brought on behalf of the proposed settlement class in the action being settled, including all claims relating to the Offer, the Merger, the Merger Agreement, the adequacy of the merger consideration, the negotiations preceding the Merger Agreement, the adequacy and completeness of the disclosures made in connection with the Offer and the Merger and any actions or inactions of the defendants in connection with, or related in any way to, the Offer, the Merger or the Merger Agreement, including any alleged breaches of the fiduciary duties of any of the defendants, or the aiding and abetting thereof. If the court does approve of the settlement after a notice period, then all public stockholders who did not elect to opt out of such settlement will be bound thereby.

In addition, in connection with the settlement and as provided in the memorandum of understanding, and subject to approval by the court, Techwell or its insurer will pay to plaintiffs’ counsel for their fees and expenses an amount not to exceed $300,000. This payment will not affect the amount of consideration to be paid to stockholders of Techwell in connection with the

Offer and the subsequent Merger. Furthermore, any payment is also conditioned on the Offer being consummated so Techwell’s stockholders will not indirectly bear such payment.

Under the terms of the Merger Agreement, the settlement is subject to the approval of Intersil, which may not be unreasonably withheld, conditioned or delayed. Intersil has given its approval to the settlement described by the memorandum of understanding.

Techwell and the other defendants maintain that the lawsuit is completely without merit. Nevertheless, in order to avoid costly litigation and eliminate the risk of any delay to the closing of the Offer and subsequent Merger, and because the only effect of the settlement on the stockholders is to provide additional disclosure, the defendants have agreed to the settlement contemplated in the memorandum of understanding.

Item 8.01  Other Events.

The following is additional information that Techwell has made available to its stockholders in Amendment No. 3 to the Schedule 14D-9 that Techwell filed with the SEC on April 19, 2010.

1.                                       The following sets forth additional disclosure included under the subheading entitled “Background of the Offer” in Item 4(b) of the Schedule 14D-9 (“Background and Reasons for the Recommendation”):

“As previously disclosed, representatives from Deutsche Bank contacted eleven companies in 2010 to determine if there was interest in exploring a strategic transaction with Techwell.  The eleven companies were identified by the members of the Techwell Board based on their extensive industry knowledge and after consultation with management and its advisers.  The Techwell Board believed and determined that these companies would most likely be interested in acquiring Techwell because they would see value in Techwell’s technology and customer relationships and would derive greater profitability from Techwell’s business than Techwell could on a standalone basis through consolidation and because of their greater scale.  The Techwell Board determined, based on industry knowledge and after consultation with management and its advisors, that other candidates were significantly less likely to be interested in acquiring Techwell due to the absence or materially lesser magnitude of these synergies.  The Techwell Board concluded that only buyers who could realize synergies similar to those described above would be willing to pay a substantial premium above Techwell’s current stock price, and therefore, determined and believed that it would not be productive or otherwise worthwhile to contact purely “financial” or “non-strategic” buyers, such as private equity funds.

As previously disclosed, on December 18, 2009, members of Techwell’s management met with representatives from Deutsche Bank to discuss the current status of Techwell’s business and began to develop a specific process to initial communications with parties who were not likely to be interested in purchasing Techwell, including those parties previously discussed with the Techwell Board.  One of the items discussed during this meeting was an illustrative analysis of the maximum price various potential strategic buyers could pay to acquire Techwell with no future period earnings dilution to such strategic buyer (and based on Wall Street estimates for such potential buyers) under various scenarios (with and without hypothetical transaction synergies and using all cash and 50% cash/50% stock acquisition currency).

As previously disclosed, on March 6, 2010, Techwell received a written nonbinding indication of interest from Company A to acquire Techwell for a price of $16.28 per share in an all-cash transaction. Company A reserved the right to use up to $50 million worth of Company A stock as part of the consideration. Company A requested a 45-day period of exclusivity to continue discussions with Techwell.  In its indication of interest, Company A also indicated that it would focus on retaining Techwell’s employees by giving them an opportunity to excel as part of a larger organization.  Company A did not specifically identify any Techwell employees in its indication of interest.

As previously disclosed, on March 7, 2010, Company A submitted a revised nonbinding indication of interest with an offer price of $17.08 per share. Company A continued to reserve the right to issue up to $50 million worth of Company A stock as part of the consideration. Company A requested a two-week period of exclusivity to continue discussions with Techwell.  In its revised indication of interest, Company A also continued to indicate that it would focus on retaining Techwell’s employees by giving them an opportunity to excel as part of a larger organization.  Company A did not specifically identify any Techwell employees in its revised indication of interest.

As previously disclosed, on March 9, 2010, Techwell received a nonbinding indication of interest from Company B, which proposed the acquisition of Techwell for an offer price in the range of $16.50 to $17.50 per share, using a combination of cash and Company B stock as consideration. The proposed consideration would consist of between 75% and 80% cash and the remainder in Company B stock. Company B’s offer was contingent and subject to Company B board approval and the availability of financing to Company B. Company B also indicated that an acquisition would be subject to execution of employment agreements with key employees of Techwell.  Company B did not identify the key employees it would require to become parties to employment agreements.

As previously disclosed on March 9, 2010, the Techwell Board held a telephonic meeting to consider the indications of interest received from Intersil, Company A, Company B and Company C and the status of discussions with Company D.  In addition to the matters previously disclosed that were discussed and considered by the Techwell Board, in evaluating the offers from Company A, Company B and Company C, all of which contained a stock component to the consideration being offered to Techwell stockholders, the Techwell Board, in consultation with management and its advisors, attempted to form a judgment about the value of the stock from these other bidders based only on publicly available information.  In this context, the Techwell Board discussed the value of potential revenue and expense synergies with these other bidders, which could increase the value of the combined entity and allow the Techwell stockholders to participate in this potential increase in value through ownership of the shares of any of these bidders that would be issued as consideration in the proposed transaction.  Although the Board did not believe it was feasible to obtain concrete estimates of these potential synergies, it applied its judgment, after consulting with management and its advisors, to determine that the expense synergies would not materially impact the post-transaction value of the combined entity with any of the bidders.  The Techwell Board further determined that any revenue synergies would be subject to risks of execution, including the risk that the two combined companies would not be effectively integrated.  In forming this judgment, the Techwell Board did not seek any non-public information about the bidders.  The Techwell Board did not discuss the value of Intersil’s stock because the offer from Intersil consisted entirely of cash consideration.  In determining that the Intersil all-cash offer of $18.00 per share was the highest offer price of any bidder, the Techwell Board applied its judgment as to the value of the stock being offered by the other bidders and the risks and uncertainties associated with a partial stock transaction.

As previously disclosed on March 9, 2010 and after Techwell entered into an exclusivity agreement with Intersil, Company A sent a revised, nonbinding written indication of interest to Techwell indicating an increase in its prior offer price to $18.28 per share and eliminating the stock component of its prior offer, resulting in an all-cash offer that was not subject to any financing contingencies. Company A requested a two-week exclusivity period.  Company A also continued to indicate that it would focus on retaining Techwell’s employees by giving them the opportunity to excel as part of a larger organization.  Company A did not specifically identify any Techwell employees in its revised indication of interest.

As previously disclosed on March 11, 2010, Techwell provided additional due diligence materials to Intersil, including granting Intersil access to a virtual data room containing detailed information about Techwell, and Intersil continued its due diligence review of Techwell.  The virtual data room contained confidential, non-public information about Techwell, such as information about Techwell’s intellectual property, customers, suppliers, board and committee meeting minutes, employee information and certain detailed financial information, such as a schedule of Techwell’s fixed assets.  Techwell did not provide these additional due diligence materials to any other interested bidders, including Company A, Company B, Company C, Company D or Company E, because these bidders were current and potential competitors and Techwell determined it was not in Techwell’s best interest for this confidential information to be broadly disseminated.

As previously disclosed on March 16, 2010, Dechert sent Pillsbury an initial draft of the Agreement and Plan of Merger and a form of Tender and Voting Agreement.  The initial draft of the Agreement and Plan of Merger contained a “top-up option” providing Intersil an option, subject to certain conditions and limitations, to purchase additional shares of up to that number of Shares that, when added to the number of Shares owned by Intersil following consummation of the proposed tender offer, would constitute one Share more than 90% of the Shares then outstanding (after giving effect to the issuance of the Shares under such top-up option).  The top-up option provisions contained in the initial draft of the Agreement and Plan of Merger were substantially similar to those contained in the final Agreement and Plan of Merger executed by Techwell, Intersil and Purchaser.  The initial draft of the Agreement and Plan of Merger also contained a provision whereby Techwell would be required under certain circumstances to pay Intersil a termination fee equal to three percent of the total equity value of the transaction on a fully diluted basis.

As previously disclosed on March 19, 2010, Company A sent a revised, nonbinding written indication of interest to Techwell indicating an increase in its prior offer price to $18.50 per share, reiterating the all-cash structure of the offer and confirming that the offer was not subject to any financing contingencies. In its communication, Company A expressed its willingness, to the extent Techwell had negotiated a merger agreement with an alternative purchaser and assuming that merger agreement contained customary terms and conditions for a transaction of this nature, to enter into such pre-negotiated definitive agreement with Techwell. Company A also indicated its ability to complete its confirmatory due diligence within two days.  Company A also continued to indicate that it would focus on retaining Techwell’s employees by giving them the opportunity to excel as part of a larger organization.  Company A did not specifically identify any Techwell employees in its revised indication of interest.”

2.                                       The following sets forth additional disclosure included under the subheading entitled “Reasons for Recommendation” in Item 4(b) of the Schedule 14D-9 (“Background and Reasons for the Recommendation”):

“As previously disclosed, one of the material factors that the Techwell Board took into account that supported its decision to recommend that all stockholders accept the Offer and, if required by applicable law, vote all shares in favor of the adoption of the Merger Agreement, was Techwell’s operating and financial condition and its prospects.  In this context, the Techwell Board discussed the risks associated with achieving and executing upon Techwell’s current financial plan and the fact that Techwell required significant additional investments for both acquisitions and future growth.  In this discussion, the Techwell Board also considered the potential effect on Techwell’s financial and strategic flexibility if Techwell funded its growth plans in whole or in part by incurring debt and leveraging its balance sheet.  The Techwell Board discussed, among other things, the resulting impact of the risks and potential consequences to Techwell of being subject to and potentially falling out of compliance with certain customary negative covenants and other terms that it would likely become subject to in incurring any future debt.”

3.                                       The following sets forth additional information included under the subheading entitled “Opinion of Techwell’s Financial Advisor” in Item 4(b) of the Schedule 14D-9 (“Background and Reasons for the Recommendation”):

“With respect to the selected publicly traded company analysis prepared by Deutsche Bank, the financial information and valuation measurements for the Selected Companies included the following:

•                  Revenue multiples, on an estimated calendar year 2010 basis:

•                  Small Mixed Signal Companies mean of 2.0x

•                  Small Mixed Signal Companies medium of 1.6x

•                  Large Mixed Signal Companies mean of 3.1x

•                  Large Mixed Signal Companies medium of 2.7x

•                  Revenue multiples, on an estimated calendar year 2011 basis:

•                  Small Mixed Signal Companies mean of 1.8x

•                  Small Mixed Signal Companies medium of 1.5x

•                  Large Mixed Signal Companies mean of 2.9x

•                  Large Mixed Signal Companies medium of 2.5x

•                  EPS multiples, on an estimated calendar year 2010 basis:

•                  Small Mixed Signal Companies mean of 18.0x

•                  Small Mixed Signal Companies medium of 17.5x

•                  Large Mixed Signal Companies mean of 15.5x

•                  Large Mixed Signal Companies medium of 13.9x

•                  EPS multiples, on an estimated calendar year 2011 basis:

•                  Small Mixed Signal Companies mean of 16.9x

•                  Small Mixed Signal Companies medium of 15.7x

•                  Large Mixed Signal Companies mean of 14.0x

•                  Large Mixed Signal Companies medium of 12.3x

With respect to the selected precedent transaction analysis prepared by Deutsche Bank, the financial multiples for the Selected Transactions included the following:

•                  Revenue multiples for the last twelve months:

•                  Mean of 2.6x

•                  Medium of 1.8x

•                  Revenue multiples for the next twelve months:

•                  Mean of 2.1x

•                  Medium of 1.6x

With respect to the discounted cash flow analysis prepared by Deutsche Bank, Deutsche Bank calculated the discounted cash flow values for Techwell as the sum of the net present values of (i) the estimated unlevered free cash flows that Techwell will generate for the second half of calendar year 2010 and calendar years 2011 through 2015, plus (ii) the terminal value of Techwell at the end of such period. The terminal value of Techwell was calculated based on the perpetuity method. Deutsche Bank used discount rates ranging from 13.5% to 14.5% and perpetuity growth rates ranging from 3.0% to 5.0%. Deutsche Bank derived such range of discount rates by utilizing a weighted average cost of capital analysis based on certain financial metrics for Techwell and the Selected Companies and such perpetuity growth rates based on its judgment of the long-term growth rates in the semiconductor and analog semiconductor industries as supported by third party research.

As previously disclosed, as compensation for Deutsche Bank’s services in connection with the Transaction, Techwell agreed to pay Deutsche Bank a customary fee upon delivery of its opinion (the “Opinion Fee”) and a customary fee if the Transaction is consummated (the “Transaction Fee”) (against which the opinion fee will be credited).  The Opinion Fee that Techwell agreed to pay Deutsche Bank is a cash fee of $1.0 million and the Transaction Fee that Techwell agreed to pay Deutsche Bank is a cash fee estimated to be $7.9 million (against which the opinion fee will be credited).”

4.                                       The following sets forth additional information included under Section (vii) entitled “Projected Financial Information” in Item 8 of the Schedule 14D-9 (“Additional Information”):

“In its quarterly earnings releases, Techwell regularly discloses its projected revenue for its next quarterly period.  The following table sets forth the quarterly projections that Techwell provided in 2009 and to date in 2010:

Quarterly Period	Projected Revenue	Actual Revenue
First Quarter — 2009	$10 million to $11 million	$10.3 million
Second Quarter — 2009	$11 million to $12 million	$12.0 million
Third Quarter — 2009	$16 million to $17 million	$18.0 million
Fourth Quarter — 2009	$21 million to $23 million*	$22.8 million
First Quarter — 2010	$19.5 million to $20.5 million	Pending**

* In its quarterly earnings release issued on October 29, 2009, Techwell projected quarterly revenue for the fourth quarter of 2009 to be between $19 million and $20 million.  Techwell revised its projected quarterly revenue for the fourth quarter of 2009 in a press release issued on November 18, 2009 to be between $21 million and $23 million.

** Techwell intends to issue a written earnings release with its preliminary, unaudited financial results for the first quarter of 2010 on April 21, 2010.  Techwell’s financial results will also be contained in a Current Report on Form 8-K to be filed with the SEC.

Techwell’s management provided, at the request of Deutsche Bank and solely for the purpose of facilitating Deutsche Bank’s preparation of its discounted cash flow analysis, which analysis is described in more detail above in “Opinion of Techwell’s Financial Advisor,” financial projections for the second half of calendar year 2010 and calendar years 2011 through 2015.  These financial projections were not approved by the Techwell Board.  These financial projections reflect numerous estimates and assumptions made by management with respect to industry performance, general business, economic, regulatory, market and financial conditions, including industry analyst forecasts about the cyclical nature of the semiconductor industry and management’s estimates on the potential impact that fluctuations in the industry may have on Techwell, as well as matters specific to Techwell’s business.”

5.                                       The following sets forth additional information included under Section (ix) entitled “Legal Proceedings Regarding the Offer” in Item 8 of the Schedule 14D-9 (“Additional Information”):

“On April 19, 2010, Techwell entered into a memorandum of understanding with plaintiffs and the other defendants to settle the class action lawsuit, Mike Tamashiro v. Techwell, Inc., et al.

Under the terms of the memorandum of understanding, Techwell, the other named defendants and the plaintiffs have agreed to settle the lawsuit, subject to court approval. As part of the settlement, the defendants deny all allegations of wrongdoing and deny that the previous disclosures were inadequate but Techwell agreed to make available certain additional information to its stockholders, which is set forth above under the subheadings “Background of the Offer” in Item 4 — The Solicitation or Recommendation, “Reasons for Recommendation” in Item 4 — The Solicitation or Recommendation, “Opinion of Techwell’s Financial Advisor” in Item 4 — The Solicitation or Recommendation, and “Projected Financial Information” in Item 8 —Additional Information, in this Schedule 14D-9. The memorandum of understanding further contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to members of the proposed settlement class. If finally approved by the court, the settlement will resolve all of the claims that were or could have been brought on behalf of the proposed settlement class in the action being settled, including all claims relating to the Offer, the Merger, the Merger Agreement, the adequacy of the merger consideration, the negotiations preceding the Merger Agreement, the adequacy and completeness of the disclosures made in connection with the Offer and the Merger and any actions or inactions of the defendants in connection with, or related in any way to, the Offer, the Merger or the Merger Agreement, including any alleged breaches of the fiduciary duties of any of the defendants, or the aiding and abetting thereof. If the court does approve of the settlement after a notice period, then all public stockholders who did not elect to opt out of such settlement will be bound thereby.

In addition, in connection with the settlement and as provided in the memorandum of understanding, and subject to approval by the court, Techwell or its insurer will pay to plaintiffs’ counsel for their fees and expenses an amount not to exceed $300,000. This payment will not affect the amount of consideration to be paid to stockholders of Techwell in connection with the Offer and the subsequent Merger. Furthermore, any payment is also conditioned on the Offer being consummated so Techwell’s stockholders will not indirectly bear such payment.

Under the terms of the Merger Agreement, the settlement is subject to the approval of Intersil, which may not be unreasonably withheld, conditioned or delayed. Intersil has given its approval to the settlement described by the memorandum of understanding.

Techwell and the other defendants maintain that the lawsuit is completely without merit. Nevertheless, in order to avoid costly litigation and eliminate the risk of any delay to the closing of the Offer and subsequent Merger, and because the only effect of the settlement on the stockholders is to provide additional disclosure, the defendants have agreed to the settlement contemplated in the memorandum of understanding.”

Important Additional Information About the Transaction

This Report is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy the Shares are being made pursuant to an offer to purchase and related materials that Purchaser has filed with the SEC and mailed to Techwell’s stockholders. Purchaser has filed a tender offer statement on Schedule TO with the SEC with respect to the offer, and Techwell has filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the Offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials are available at no charge from the SEC through its website at www.sec.gov.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 20, 2010

TECHWELL, INC.

By:	/s/ Mark Voll
Mark Voll
Vice President of Finance and Administration and Chief Financial Officer